ALEXANDER & BALDWIN, INC.
                   NON-EMPLOYEE DIRECTOR STOCK RETAINER PLAN



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                   NON-EMPLOYEE DIRECTOR STOCK RETAINER PLAN
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I.      Purpose
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        The purpose of the Plan is to provide non-employee members of the Board of Directors (the "Board") of Alexander & Baldwin, Inc. (the "Company") with shares of the Company's common stock (the "Common Stock"), as part of their retainer fees, and thereby to make service on the Board more attractive to present and prospective non-employee directors and to align their interests with those of the Company's shareholders.

II.     Stock Subject to Plan
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        A.  The maximum number of shares of Common Stock issuable under this
Plan shall not exceed 20,000 shares (subject to adjustment under paragraph B below). Shares of Common Stock shall be made available for issuance under this Plan solely and exclusively from Common Stock reacquired by the Company and held as treasury shares.

        B. In the event the outstanding shares of Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations, reorganizations or other transactions having substantially the same effect, or if the Common Stock is converted into other shares or securities of the Company or of any other corporation as a result of merger, consolidation or other re-organization, then appropriate adjustments shall be made to (i) the class and/or number of shares of capital stock which are issuable under this Plan, and(ii) the class and/or number of shares of capital stock issuable per non-employee Board member.

III.    Eligibility
        -----------

        Each non-employee Board member is eligible to receive shares of Common Stock under this Plan.

IV.     Grant of Shares
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        Following the end of each calendar year, on or about January 15, each individual who served as a non-employee Board member during that year automatically will be granted 150 fully-vested shares of Common Stock; provided, however, for any non-employee Board member who did not serve on the Board for the entire calendar year, the number of shares subject to this grant shall be reduced to that number of shares determined by multiplying 150 shares by a factor, the numerator of which is the number of full calendar months the non-employee director served on the Board during the calendar year and the denominator of which is 12, and, if such product is not a whole number, rounding up the product to the next whole number of shares.


V.      Effective Date and Term of the Plan
        -----------------------------------

        This Plan will be effective as of the date of its adoption by the Board of Directors. The Plan shall terminate upon the earlier to occur of (i) the
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tenth anniversary of the date of its initial adoption by the Board, and
(ii) the date on which all shares available for issuance under the Plan shall have been issued.

VI.     General Provisions
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        The Board of Directors reserves the right to modify, amend or terminate the Plan at any time.

        IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this Plan to be executed by its duly authorized officers this 25th day of June, 1998.


                                    ALEXANDER & BALDWIN, INC.

                                    By /s/ Miles B. King
                                       Its Vice President

                                    By /s/ Alyson J. Nakamura
                                       Its Assistant Secretary